Exhibit 5.1

May 7, 2021

Orrick, Herrington & Sutcliffe (Europe) LLP

31, avenue Pierre 1er de Serbie
75782 Paris Cedex 16
France
Siren : 808 676 316

T +33 1 53 53 75 00
F +33 1 53 53 75 01

orrick.com

Sequans Communications S.A.

15-55 boulevard Charles de Gaulle

92700 Colombes, France

Re:	Sequans Communications S.A

Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special French counsel to Sequans Communications S.A., a société anonyme incorporated in the French Republic (the “Company”) and have examined the Registration Statement on Form F-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”), in relation to the sale by Lynrock Lake Master Fund LP, a security holder of the Company (the “Selling Securityholder”) of 1,818,181 American Depositary Shares (“ADSs”) each representing four ordinary shares of par value €0.02 per share (the “Ordinary Shares” and, together with the ADSs, the “Securities”) and up to 6,219,404 ADSs issuable upon conversion of an unsecured convertible note in the aggregate principal amount of US$40.0 million issued by the Company to the Selling Securityholder, pursuant to a Securities Purchase Agreement entered into on April 6, 2021 (the “Securities Purchase Agreement”) and as contemplated by the Company’s registration statement on Form F-3, including all amendments or supplements thereto (as amended from time to time, the “Registration Statement”), filed with the United States Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, including the base prospectus (the “Base Prospectus”) filed with the Registration Statement.

The sale of the Securities will be as set forth in the prospectus contained in the Registration Statement (the “Prospectus”), as may be supplemented by one or more supplements to the Prospectus.

Sequans Communications S.A.

May 7, 2021

We have examined the instruments, documents and records which we deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based on the foregoing, we are of the opinion that the Selling Securityholder’s Securities have been or will be validly issued and are or will be fully paid up, non-assessable and may be freely traded (librement négociables).

In rendering the foregoing opinion, we have assumed that (i) the Registration Statement, and any amendments thereto, will have become effective under the Securities Act (and will remain effective at the time of issuance of any Securities thereunder); (ii) the resolutions authorizing the Company to issue and offer the Securities as adopted by the extraordinary shareholders’ meeting and/or the Board, as applicable, will be in full force and effect at all times at which the Securities are issued and offered by the Company, (iii) the definitive terms of the Securities will have been established in accordance with the authorizing resolutions adopted by the extraordinary shareholders’ meeting and/or the Board, as applicable, the Company’s by-laws and applicable law; (iv) the Company will issue and deliver the Securities in the manner contemplated in the Registration Statement and the amount of Securities issued will remain within the limits of the then authorized but unissued amounts of such Securities; (v) all Securities will be issued in compliance with applicable securities and corporate law; and (vi) the Securities Purchase Agreement will constitute a valid and binding obligation of each party thereto other than the Company.

As to facts material to the opinions and assumptions expressed herein, we have relied upon written statements and representations of officers and other representatives of the Company. We are members of the Paris bar and this opinion is limited to the laws of the French Republic. This opinion is subject to the sovereign power of the French courts to interpret the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the French Republic. We consent to the reference to us under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. By giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Sequans Communications S.A.

May 7, 2021

Very truly yours,

/s/ Orrick Rambaud Martel

ORRICK RAMBAUD MARTEL